Exhibit 99(a)(19)

Rinker defends Cemex’s hostile

takeover bid

On the evening of Friday the 27th of October, Rinker’s Chairman John Morschel received a brief telephone call from a representative of the Mexican company Cemex S.A.B. de C.V. (Cemex) advising of Cemex’s intention to make an unsolicited and hostile takeover bid for Rinker.

Shortly after that call, Cemex formally announced to the market that it proposed to offer US$13 per share in cash, creating a US$12.8 billion offer to shareholders — the biggest ever takeover offer in Australian corporate history.

“Rinker is one of the best performing construction materials companies in the world and the board’s view is that Cemex’s hostile offer is opportunistic, highly conditional and materially undervalues our company,” says Rinker Chairman John Morschel. Rinker’s biggest shareholders agree that US$13 a share (which is now considerably less than A$17, based on current exchange rates) undervalues Rinker’s true worth.

“Seventeen [Australian] dollars is too low for the quality of the assets,” says John Sevior of Perpetual Investments — which owns just over 10 percent of Rinker shares. “It’s an opportunistic bid only aimed at capitalising on the share price weakness that Rinker has had over the last few months.”

Tim Ryan from Orion Asset Management adds, “It’s very opportunistic given the cyclical downturn and certainly doesn’t take into account the long term value of Rinker.”

In response to Cemex’s bidder’s statement which was sent to Rinker shareholders, Rinker’s board released its formal recommendation via a target’s statement, advising shareholders to reject Cemex’s Offer.

“Your directors unanimously recommend that shareholders reject Cemex’s Offer because Rinker shares are worth a lot more,” says John Morschel. “Rinker has generated outstanding returns for Rinker shareholders and we have a unique combination of assets that cannot be replicated. Rinker has a great future that will drive its long-term value. We have advised our shareholders to do nothing and ignore all documents sent by Cemex.”

“We have a strong team of external advisors and internal management working for us night and day to ensure the best outcome for our shareholders,” says Rinker CEO David Clarke. “We understand that the outcome of this bid is uncertain and this makes it a difficult time for employees. In response to this uncertainty, your board has made a number of decisions to assist in employee retention and morale. These are summarised on pages 57-59 of the target’s statement. I would like to personally reassure our people that the board is working vigorously in response to this hostile bid. I’d like to also thank our people for their support and

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encourage them to remain focused on their work, continuing business as usual during this time.”

For more information on the bid, please see Rinker’s intranet

Important Legal Information
(relating to cover story)

This communication has been made public by Rinker Group Limited (“Rinker”). Investors are urged to read Rinker’s Target’s Statement and Solicitation/Recommendation Statement on Schedule 14D-9 (including each exhibit thereto), which was filed by Rinker with the U.S. Securities and Exchange Commission (the “SEC”) on November 28, 2006, as they contain important information. Copies of the Solicitation/Recommendation Statement (including this Target’s Statement and the other exhibits thereto) are, and other public filings made from time to time by Rinker with the SEC which are related to the offer (the “Offer”) by Cemex Australia PTY Ltd, a wholly-owned subsidiary of Cemex S.A.B. de C.V., will be, available without charge at the SEC’s website at www.sec.gov or at Rinker’s website at www.rinker.com.

This communication contains a number of forward-looking statements based on management’s current views, expectations and beliefs as of the date of this communication. Such statements can be identified by the use of forward-looking language such as “may,” “should, “expect,” “anticipate,” “estimate,” “scheduled,” or “continue” or the negative thereof or comparable terminology. Such forward-looking statements are not guarantees of future results or performance and involve risks, uncertainties and other factors, including: the general economic and business conditions in the United States and Australia; trends and business conditions in the building and construction industries; the timing and amount of federal, state and local funding for infrastructure; competition from other suppliers in the industries in which Rinker operates; changes in Rinker’s strategies and plans regarding its ongoing business strategy, acquisitions, dispositions and business development; Rinker’s ability to efficiently integrate past and future acquisitions; compliance with, and potential changes to, governmental regulations related to the environment, employee safety and welfare and other matters related to Rinker; changes in interest rates, weather and other natural phenomena, energy costs, pension costs; healthcare costs; outcomes of legal hearings such as the Lake Belt challenge and other risks and uncertainties identified in our filings with the Australian Stock Exchange and the SEC. Rinker can give no assurances that actual results would not differ materially from any forward-looking statements contained in this communication, particularly in light of the many risks and uncertainties regarding the Offer. None of Rinker, Rinker’s officers, any persons named in the Target’s Statement with their consent or any person involved in the preparation of the Target’s Statement makes any representation or warranty (express or implied) as to the accuracy of likelihood of fulfilment of any forward-looking statement, or any events or results expressed or implied in any forward-looking statement, except to the extent required law. You are cautioned not to place undue reliance on any forward-looking information.